ASSIGNMENT OF BUSINESS LOAN AGREEMENT
                               AND PROMISSORY NOTE

         THIS ASSIGNMENT (the "Assignment") is entered into effective August 1, 2005 between DESTINATION CAPITAL, LLC ("Lender"), CHRISTENSON VELAGIO, INC. ("Borrower") and MICROFIELD GROUP, INC. ("Guarantor").

                                    RECITALS:

         A. Borrower and Lender entered into a Business Loan Agreement dated August 24, 2004, as amended by that certain First Amendment of Business Loan Agreement dated October 1, 2004 and that certain Forbearance Agreement dated February 28, 2005 (the "Loan Agreement") whereby Lender agreed to provide a term loan credit facility to Borrower. Guarantor has guaranteed the obligations of Buyer under the Loan Agreement. Borrower made and delivered to Lender its Promissory Note dated August 24, 2004 (the "Note") to evidence the Loan.

         B. Lender sold participation interests in the Loan to JMW Group, LLC ("JMW") and Christenson Leasing Company, LLC ("CLC"). JMW funded $750,000 and CLC funded $450,000 of the total Loan to Borrower of $1,200,000. Lender did not retain any balance of the Loan.

         C. As of August 1, 2005, the principal balance due under the Loan is $1,116,667 plus accrued interest from and including July 25, 2005.

         D. Lender desires to assign its interest in the Loan Agreement, the Note and the Related Documents to JMW and CLC and to have separate promissory notes issued to JMW and CLC to replace the Note. Borrower is willing to issue replacement notes and to restructure the payment terms under the replacement notes.

         E. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

                                   AGREEMENT:

         1. ASSIGNMENT OF INTEREST. Lender hereby assigns its interest in the Loan Agreement, the Note and the Related Documents to JMW and CLC. The Loan amounts so assigned are as follows: (a) JMW: $696,667; and (b) CLC: $420,000.

         2. REPLACEMENT NOTES. Upon execution of this Assignment, Borrower will make and deliver to JMW and CLC new promissory notes to replace and supercede the Note. The new notes will provide for principal amounts and payment terms as follows:

                  (a) Holder: JMW; principal balance: $516,667; payment terms: monthly payments of principal ($41,667) plus interest (prime plus 10%) beginning August 24, 2005 with maturity date of August 24, 2006.









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                  (b)      Holder: JMW; principal balance: $180,000; payment
terms: 36 monthly payments of principal ($5,000) plus interest (prime plus 10%) beginning August 24, 2005 with maturity date of July 24, 2008.

                  (c) Holder: CLC; principal balance: $420,000; payment terms: 36 monthly payments of principal ($11,666.67) plus interest (prime plus 10%) beginning August 24, 2005 with maturity date of July 24, 2008.

         3. CONTINUED EFFECTIVENESS; ENFORCEMENT OF RIGHTS. The parties acknowledge that the Loan Agreement and the Related Documents (including any security agreement) remain in full force and effect and are binding and enforceable in accordance with their terms (as modified hereby). Consistent with
Section 11(d) of the Loan Agreement, JMW and CLC (or either of them) are entitled to enforce all the rights of Lender under the Loan Agreement and the Related Documents. If requested by JMW and/or CLC, Lender may take any action in its own name with respect to the Loan Agreement and the Related Documents on behalf of JMW and/or CLC. Borrower authorizes Lender, JMW and CLC to take such actions as they deem necessary (including filing financing statements) to create, evidence, perfect or continue the security interests or liens in the Collateral.

         4. REAFFIRMATION OF GUARANTY. Guarantor acknowledges and reaffirms the terms and conditions of the Commercial Guaranty it executed effective August 24, 2004 in favor of Lender and such guaranty remains in full force and effect. Guarantor agrees that its guaranty is not invalidated or otherwise affected as a result of this Assignment and that its guaranty shall continue to operate in favor of JMW and CLC and may be enforced by JMW and/or CLC. Guarantor hereby releases and discharges Lender, JMW and CLC and their respective principals, employees, agents, successors and assigns from all claims, demands, damages, defenses or causes of action that Guarantor has or may have as of the date of this Assignment arising out of the Loan and Guarantor's guaranty.

         5. BORROWER'S RELEASE. Borrower hereby releases and discharges Lender, JMW and CLC and their respective principals, employees, agents, successors and assigns from all claims, demands, damages, defenses or causes of action that Borrower has or may have as of the date of this Assignment arising out of the Loan.

         6. NEGOTIATED AGREEMENT. This Assignment is a negotiated agreement. In the event of any ambiguity in this Assignment, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any party to this Assignment.

         7. INCONSISTENT TERMS. In the event of any conflict between the terms of this Assignment and the terms of any other agreements or instruments referred to in this Assignment, the terms of this Assignment shall control.

         8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures for purposes of this Agreement.






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         IN WITNESS WHEREOF, the parties have executed this Agreement, or caused their duly authorized representatives to execute this Agreement, as of the date first above written.

LENDER:                                   BORROWER:

DESTINATION CAPITAL, LLC                  CHRISTENSON VELAGIO, INC.
By: Aequitas Capital Management, Inc.,
its Manager



By: /s/ ROBERT J. JESENIK                 By: /s/ A. MARK WALTER
   -----------------------------------       -----------------------------------
   Robert J. Jesenik, CEO                    A. Mark Walter, President



GUARANTOR:

MICROFIELD GROUP, INC.



By: /s/ A. MARK WALTER
   -----------------------------------
   A. Mark Walter, President































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